Oppenheimer Government Money Fund/VA
NSAR Exhibit - Item 77D

Effective as of April 29, 2016, Oppenheimer Government Money Market Fund/VA (the “Registrant”) began operating as a “government money market fund”, as described in the Prospectus and Statement of Additional Information dated April 29, 2016 (SEC Accession No. 0000728889-16-002508), which is hereby incorporated by reference in response to Item 77D of the Registrant’s Form N-SAR.